Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
SANDRIDGE ENERGY, INC.
     I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:
ARTICLE ONE
     The name of the corporation is SandRidge Energy, Inc.
ARTICLE TWO
     The address of the corporation’s current registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801 and the name of the current registered agent at such address is RL&F Service Corp.
ARTICLE THREE
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State Delaware.
ARTICLE FOUR
     The aggregate number of shares of capital stock which the corporation shall have authority to issue is FOUR HUNDRED FIFTY MILLION (450,000,000) shares, of which FOUR HUNDRED MILLION (400,000,000) shares shall be designated as Common Stock, par value $0.001 per share, and FIFTY MILLION (50,000,000) shares shall be designated as Preferred Stock, par value $0.001 per share.
     The following is a statement fixing certain of the designations and rights, voting rights, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by this Certificate of Incorporation:
     A. Preferred Stock
     The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The rights, voting rights, designations, preferences, and relative, participating, optional or other rights, if any, of each series of

Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms adopted by the Board of Directors, and by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”). The Board shall have the power and authority, to the fullest extent permissible under the General Corporation Law of the State of Delaware (the “DGCL”), as currently in effect or as amended, to determine and establish by a Preferred Stock Designation, the Series Terms of a particular series, including, without limitation, determination of the following:
     (1) The number of shares constituting that series and the distinctive designation of that series, or any increase or decrease (but not below the number of shares thereof then outstanding) in such number;
     (2) The dividend rate on the shares of that series, if any; whether such dividends, if any, shall be cumulative, noncumulative, or partially cumulative and, if cumulative or partially cumulative, the date or dates from which dividends payable on such shares shall accumulate; and the relative rights of priority, if any, of payment of dividends on shares of that series;
     (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
     (4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;
     (5) Whether the shares of that series shall be redeemable at the option of either the corporation or the holder, and, if so, the terms and conditions of such redemption, including relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     (6) Whether the corporation shall have any repurchase obligation with respect to the shares of that series and, if so, the terms and conditions of such obligation, subject, however, to the limitations of the DGCL;
     (7) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
     (8) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (9) The conditions or restrictions upon the creation of indebtedness of the corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;
     (10) The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation;
     (11) The relative priority of each series of Preferred Stock in relation to other series of Preferred Stock with respect to dividends or distribution of assets upon liquidation; and
     (12) Any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof.
     Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the Certificate of Incorporation and the Preferred Stock Designation, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the Certificate of Incorporation or in the Preferred Stock Designation.
     Subject to the provisions of this Article Four, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by the Certificate of Incorporation. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.
     B. Common Stock
     1. Dividends. Subject to the provisions of any Preferred Stock Designation, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.
     No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.
     2. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary (each, a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.
     3. Voting Rights. Subject to any special voting rights set forth in any Preferred Stock Designation, the holders of the Common Stock of the corporation shall be entitled at all meetings of shareholders to one vote for each share of such stock held by them.
     C. Prior, Parity or Junior Stock
     Whenever reference is made in this Article Four to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are junior and subordinate to the rights of the holders of such class of stock.
     Except as otherwise provided herein or in any Preferred Stock Designation, each series of Preferred Stock ranks on a parity with each other with respect to the payment of dividends and distributions upon a Liquidation Event, and each ranks prior to the Common Stock with respect to the payment of dividends and distributions upon a Liquidation Event. Common Stock ranks junior to the Preferred Stock with respect to the payment of dividends and distributions upon a Liquidation Event.
     D. Liquidation
     For the purposes of Section 2 of Section B of this Article Four and for the purpose of the comparable sections of any Preferred Stock Designation, the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all the assets, property or business of the corporation, shall not be deemed to be a liquidation, dissolution or winding up of the corporation.
     E. Reservation and Retirement of Shares
     The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.
     Unless otherwise provided in a Preferred Stock Designation with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares without designation as to series.

ARTICLE FIVE
     The incorporator of the corporation is Matthew McCann, whose mailing address is 1601 NW Expressway, 12th Floor, Oklahoma City, OK 73118.
ARTICLE SIX
     The number of directors of the corporation shall be fixed by, or in the manner provided by, the bylaws. The right of stockholders to cumulative voting in the election of directors is expressly prohibited.
ARTICLE SEVEN
     An annual meeting of the stockholders shall be held at such times as may be stated or fixed in accordance with the bylaws. Special meetings may only be called (1) by the Chairman of the Board (if any), the President, the Board of Directors, or such other person or persons as may be authorized in the certificate of incorporation or the bylaws or (2) by the holders of not less than fifty (50) percent in voting power of all the shares entitled to vote at the proposed special meeting.
ARTICLE EIGHT
     No holder of shares of stock of the corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by binding contract agreed.
ARTICLE NINE
     A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE TEN
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal the bylaws.
ARTICLE ELEVEN
     Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.
ARTICLE TWELVE
     The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this 11th day of December, 2006.

/s/ Matthew McCann
Matthew McCann
Incorporator